Exhibit 99.2

Dunkin’ Brands Announces Dividend Increase in 2019 First Quarter

CANTON, Mass. (February 7, 2019) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ and Baskin-Robbins, today announced that its Board of Directors has declared a quarterly cash dividend to shareholders. The dividend of $0.3750 per share of common stock is payable on March 20, 2019 to shareholders of record as of the close of business on March 11, 2019. This represents an eight percent increase over the prior quarter's dividend.

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About Dunkin' Brands Group, Inc.

With more than 20,900 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2018, Dunkin' Brands' 100 percent franchised business model included more than 12,800 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Sr. Director, IR & Competitive Intelligence	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200